Exhibit 99-1
Letter to Shareholders Announcing 10% Stock Dividend
November 20, 2006
Dear Shareholder:
I am pleased to report that on November 16, 2006, your Centra Financial Holdings Board of Directors declared a 10% stock dividend to be issued to shareholders of record on December 4, 2006, the third consecutive stock dividend for our company. The dividend is payable January 2, 2007 and the certificates representing the additional shares will be mailed to shareholders at that time. We will issue checks in lieu of fractional shares.
Just six years after opening, Centra is approaching the billion dollar mark in total assets. This has been accomplished by achieving the number one market share position in Morgantown, reaching a strong number two market share position in Martinsburg and, most recently, acquiring the Smithfield State Bank in Fayette County, Pennsylvania.
With this solid foundation, we are positioned to compete and determined to continue our growth, strengthen our earnings and improve our service standards. Be assured that we will continue to move your company into 2007 with a sense of urgency and excitement.
On behalf of the entire Centra family, we wish you safe and happy holidays and good health and prosperity in the New Year.
Sincerely,
/s/ Douglas J. Leech
Douglas J. Leech, President and
Chief Executive Officer